Exhibit 99.1

April 10, 2025

Board of Directors

Quanterix Corporation

900 Middlesex Turnpike, Building 1

Billerica, MA 01821

Re:	Amendment No. 3 to the Registration Statement on Form S-4 of Quanterix Corporation (File No. 333-284932), filed April 10, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 9, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to Quanterix Corporation (the “Company”) of the 0.318 shares of common stock, par value $0.001 per share, of the Company to be issued in exchange for each outstanding share of common stock, par value $0.00001 per share, of Akoya Biosciences, Inc. (“Akoya Biosciences”) pursuant to the Agreement and Plan of Merger, dated as of January 9, 2025 (the “Agreement”), by and among the Company, Wellfleet Merger Sub, Inc., a wholly owned subsidiary of the Company, and Akoya Biosciences.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “The Merger — Background of the Merger,” “The Merger — Quanterix’s Reasons for the Merger and Recommendation of the Quanterix Board,” “The Merger — Opinion of Quanterix’s Financial Advisor” and “The Merger — Certain Quanterix Unaudited Prospective Financial Information” and “Representations and Warranties” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)